Spirit Airlines’ Shareholders Elect Dawn M. Zier as New Board Member

MIRAMAR, Fla. (June 19, 2015) - Spirit Airlines (NASDAQ: SAVE) announced today that its shareholders have elected Dawn M. Zier as its newest board member, effective June 16, 2015.

“We are looking forward to Dawn Zier becoming a member of our board,” said Spirit’s Chairman of the Board, Mac Gardner. “With Dawn’s demonstrated leadership and consumer marketing expertise we will add an experienced voice to help best position Spirit’s Bare Fare™ plus Frill Control™ model as we continue to implement our growth strategy.”

“I am impressed with the strategy that the management team has articulated to drive growth in this category,” said Ms. Zier. “I’m looking forward to partnering with President & CEO Ben Baldanza and the rest of the Board.”

Since November 2012, Ms. Zier has served as President and Chief Executive Officer of Nutrisystem Inc., a leading commercial provider of weight loss products and services, and as a member of its board of directors. She has led the turnaround of Nutrisystem by successfully changing the trajectory of the business and delivering customer and shareholder value with seven consecutive quarters of year-over-year growth. An engineer by education, Ms. Zier has spent most of her career in marketing, keeping her finger on the pulse of global consumers. Before joining Nutrisystem, Ms. Zier spent 20 years at Reader’s Digest Association, a global media and direct marketing company, serving in a range of leadership positions, most recently as president of the company’s international business. Before joining RDA, Ms. Zier held positions at AT&T, Chase Manhattan Bank, and Prodigy Services Corporation. She has an MBA from the MIT Sloan School of Management as well as a Master’s of Science degree in Electrical Engineering and Computer Science from MIT. She received her Bachelor’s of Engineering degree in Electrical Engineering and Computer Science from the State University of New York at Stony Brook.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 360 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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